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                                                                   Exhibit 99.1


General Growth Properties and The Rouse Company Announce Agreement

August 20, 2004

CHICAGO--(BUSINESS WIRE)--Aug. 20, 2004--General Growth Properties, Inc. (NYSE:GGP - News), today announced the execution of a definitive merger agreement with The Rouse Company (RSE). Under the terms of the agreement, which has been approved by each company's Board of Directors, shareholders of The Rouse Company will receive $67.50 per share in cash. The total consideration will be approximately $12.6 billion including the assumption of approximately $5.4 billion of existing debt. The transaction is expected to close in the fourth quarter of 2004, and is subject to the approval of Rouse shareholders, as well as customary closing conditions.

Headquartered in Columbia, Maryland, Rouse was founded in 1939 and became a public company in 1956. A premier real estate development and management company, Rouse, through its numerous affiliates, operates more than 150 properties, encompassing retail, office, research and development and industrial space in 22 states.

Rouse owns or has ownership interests in 37 regional malls, 4 community centers and 6 mixed-use projects, totaling approximately 40 million square feet. Sales per square foot for the retail properties averages approximately $439 per square foot and occupancy is approximately 92%. The portfolio of retail centers contains such world-class centers as Water Tower Place, Chicago, IL., Oakbrook Center, Oakbrook (Chicago), IL., Fashion Show Mall, Las Vegas, NV., Park Meadows Mall, Denver, CO. and Faneuil Hall Marketplace, Boston, MA.

Additionally, Rouse is the developer of the master-planned communities of Columbia, Maryland., Summerlin, along the western edge of Las Vegas, Nevada and Bridgelands, a new project on the western side of Houston, Texas. The company also owns an interest in The Woodlands, a planned community in Houston, Texas. Rouse has over 9 million square feet of office, industrial and other commercial properties, primarily in Baltimore/Washington DC and Las Vegas markets.

"In the past, I have explained why our principal focus is to acquire, develop and manage regional shopping centers. We want to continue to build and enhance our existing national platform. In addition, I have always stressed that we strive to acquire centers that will continue to improve and be strong three, five and ten years from now. The Rouse Company offers all of this, and more," stated John Bucksbaum, chief executive officer of General Growth. "I am very pleased to announce that we have signed a definitive merger agreement with The Rouse Company, one of the preeminent developers and managers of shopping malls and planned communities in the United States. The retail properties have historically performed among the highest levels within the regional mall industry. We look forward to melding these properties, and the employees associated with their success with our existing 178 owned and managed centers. Combining the properties and people of our two companies will create the most profitable and productive shopping center company in the world," he added.

Anthony Deering, chairman and chief executive officer of Rouse, stated "This transaction recognizes the extraordinary values that have been built by The Rouse Company since its founding in 1939. The combination of our premier retail properties with those of General Growth will create the most powerful portfolio of retail assets in the United States."

Rouse will continue to pay regular quarterly dividends in accordance with past practice, including a dividend for any partial period through the closing of the merger. Rouse may also pay a special dividend at or prior to the closing of the transaction to comply with REIT requirements. Under the agreement, the merger consideration would be reduced by the amount of any special dividend and certain related interest costs.

General Growth was advised by Lehman Brothers, who rendered a fairness opinion to the General Growth Board of Directors, as well as by Credit Suisse First Boston and Wachovia Bank and its legal advisors were Sullivan & Cromwell LLP and Neal, Gerber and Eisenberg LLP. Goldman Sachs and Deutche Bank advised Rouse and Fried, Frank, Harris, Shriver & Jacobson LLP and Piper Rudnick LLP were its legal advisors.

CONFERENCE CALL/WEBCAST

General Growth will conduct a conference call to discuss the transaction today, August 20, 2004 at 9:00 a.m. Eastern Daylight time. If you would like to participate in the teleconference, please dial 800-946-0720, or the toll number at 719-457-2646, and enter the passcode 857477. If you are unable to participate in the call, a replay will be available until August 27, 2004 at 5:00 p.m. Eastern Daylight time by dialing 888-203-1112, or the toll number at 719-457-0820, with the passcode 857477. General Growth will host a live webcast of its conference call regarding this announcement on the company's web site, www.generalgrowth.com. This webcast will take place today, August 20, 2004 at 9:00 a.m., Eastern Time. The webcast can be accessed by selecting the conference call icon on the GGP home page. An online replay of the call will be available.

General Growth Properties, Inc. is the country's second largest shopping center owner, developer and manager of regional shopping malls. General Growth currently has ownership interest in, or management responsibility for, a portfolio of 178 regional shopping malls in 41 states. The company portfolio totals approximately 154 million square feet of retail space and includes over 16,000 retailers nationwide. The third largest U.S.-based publicly traded Real Estate Investment Trust (REIT), General Growth Properties, Inc. is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the company web site at http://www.generalgrowth.com.

This release may contain forward-looking statements that involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of risks, uncertainties and assumptions. Representative examples of these factors include (without limitation) general industry and economic conditions, interest rate trends, cost of capital and capital requirements, availability of real estate properties, competition from other companies and venues for the sale/distribution of goods and services, shifts in customer demands, tenant bankruptcies, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes and the continued availability of financing in the amounts and the terms necessary to support future business. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Contact:

  General Growth Properties, Inc.
  John Bucksbaum, 312/960-5005
  Bernard Freibaum, 312/960-5252